Contact: Marion Ingram	phone: 931-380-2265
Community First Bank & Trust	fax: 931-388-3188
501 S. James Campbell Blvd
Columbia, Tennessee 38401
For Immediate Release
News Release
COMMUNITY FIRST, INC. REPORTS RECORD EARNINGS
ASSETS GROW TO $393.8 MILLION
     Community First, Inc., the holding company for Community First Bank & Trust, reported net income of $2,198,000 for the nine months ended September 30, 2006 compared to $1,818,000 for the same period in 2005. Earnings per share for the nine months ended September 30, 2006 and 2005 were $.76 and $.63, respectively, representing a 20.6% increase. Net income for the third quarter of 2006 was $645,000, a 12.4% increase from $574,000 for the same period in 2005. Earnings per share for the three months ended September 30, 2006 and 2005 were $.22 and $.20, respectively, representing a 10% increase. Net interest income increased from $7.5 million for the nine months ended September 30, 2005 to $9.1 million for the nine months ended September 30, 2006.
     Total assets grew to $393.8 million as of September 30, 2006, up $65.0 million, or 19.8%, from the $328.8 million reported as of December 31, 2005. Loans as of September 30, 2006 were $330.0 million, or 27.2% higher than the $259.4 million reported at December 31, 2005. Total deposits increased to $341.9 million at September 30, 2006, compared to $286.2 million reported at December 31, 2005.
“We are very pleased with our third quarter performance,” commented Marc R. Lively, President and CEO of Community First. “We continue to strengthen our balance sheet by cultivating strong deposit relationships as well as aggressively growing our loan portfolio. Our continued growth in Maury County as well as additional loan volumes in Williamson and Rutherford Counties have allowed the bank to outperform where we were this time last year. In addition, with the opening of our new Murfreesboro location this month and the completion of our Franklin office expected December of this year, we anticipate maintaining our growth rate for 2006 as we cultivate relationships in these new markets.”
Community First, Inc. is the holding company for Community First Bank & Trust, a Columbia, Tennessee, commercial bank with four offices in Maury County, one office in Williamson County and one office in Rutherford County. The Company operates 11 ATMs in Maury County and two in Williamson County. The bank provides a comprehensive line of banking services to consumers and businesses in the Middle Tennessee area. Additional information concerning Community First can be accessed at www.cfbk.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Statements that are not historical or current facts, including statements about beliefs and expectations are forward looking statements. These forward-looking statements cover, among other things, anticipated future growth trends and the future prospects of the Company. These statements include certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. All forward-looking statements included in this news release are based on information available at the time of the release and are subject to certain risk and uncertainties including, but not limited to, the Company’s ability to successful expand into Williamson and Rutherford Counties, changes in the economic conditions in the Company’s market areas, regulatory and legislature changes, competition in the Company’s market areas, and changes in interest rates. The Company assumes no obligation to update any forward-looking statement.